Exhibit 10.1

Board Approved
November 16, 2018

Federal Home Loan Bank of Indianapolis
Incentive Plan

(As Amended and Updated November 16, 2018, to Reflect 2019 Performance Goals)

ESTABLISHMENT OF ANNUAL AND LONG-TERM 2019 - 2022
INCENTIVE PLAN GOALS FOR THE
FEDERAL HOME LOAN BANK OF INDIANAPOLIS
INCENTIVE PLAN
Pursuant to resolutions adopted by the Board of Directors of the Federal Home Loan Bank of Indianapolis (the "Bank"), the undersigned hereby execute the Federal Home Loan Bank of Indianapolis Incentive Plan, effective as of January 1, 2012, and setting forth goals effective as of January 1, 2019, on behalf of the Bank, in the form attached hereto.
Dated this 16th day of November, 2018.
FEDERAL HOME LOAN BANK OF INDIANAPOLIS
By: /s/James D. MacPhee
James D. MacPhee, Chairman
By: /s/ Dan L. Moore
Dan L. Moore, Vice Chairman
ATTEST:
By: /s/ Matthew St. Louis
Matthew St. Louis, Corporate Secretary

FEDERAL HOME LOAN BANK OF INDIANAPOLIS
INCENTIVE PLAN

ARTICLE I
INTRODUCTION
Section 1.1    Purpose. The purpose of the Federal Home Loan Bank of Indianapolis Incentive Plan (the "Plan") is to attract, retain and motivate employees of the Federal Home Loan Bank of Indianapolis (the "Bank") and to focus their efforts on continued improvement in the profitability of the Bank while maintaining the Bank's safety and soundness. The Plan is a cash-based incentive plan that provides award opportunities based on achievement of performance goals.

Section 1.2    Effective Date. The "Effective Date" of the Plan is January 1, 2012.

Section 1.3    Administration. The Plan will be administered by an administrative committee (the "Committee") appointed by the Bank's Board of Directors (the "Board"), which initially will be the Human Resources Committee of the Board. Notwithstanding the foregoing, the term Committee shall also refer to the Executive Governance Committee of the Board who will administer the Plan with respect to the Bank's Chief Executive Officer. The Committee, from time to time, may adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan that are consistent with the terms of the Plan. Any notice or document required to be given or filed with the Committee will be properly given or filed if delivered to or mailed by registered mail, postage paid, to the General Counsel, Federal Home Loan Bank of Indianapolis, 8250 Woodfield Crossing Boulevard, Indianapolis, Indiana 46240.

Section 1.4    Supplements. The provisions of the Plan may be modified by supplements to the Plan with Board approval. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to update or eliminate any inconsistencies between the supplement and any other Plan provisions. Any substantive supplement to the Plan shall be submitted to the FHFA for non-objection after full review prior to implementation.

Section 1.5    Definitions. The following terms are defined in the Plan in the following Sections:

Term	Plan Sections
Annual Award	3.3(a), 3.4(a)
Award	3.1
Bank	1.1
Board	1.3
Cause	3.6(d)(i)
Committee	1.3
Compensation	3.1
Deferral Performance Period	3.1(a)
Deferred Award	3.3(b)
Disability	3.6(d)(ii)
Discretionary Award	3.1(d)
Effective Date	1.2
Extraordinary Occurrences	3.1(e)
FHFA	3.6(d)(i)
Final Award	3.1(e)
Good Reason	3.6(d)(iii)
Level I Participant	3.1(c)
Level II Participant	3.1(c)
Maximum	3.2(b)(iii)
Non-Solicitation Agreement	2.1
Participant	2.1
Performance Goals	3.2
Performance Period	3.1(a)
Plan	1.1
Position	3.6(d)(iii)(A)
Reduction in Force	3.6(d)(iv)
Reorganization	3.7(b)
Retirement	3.6(d)(v)
Termination of Service	3.6(d)(vi)
Target	3.2(b)(ii)
Threshold	3.2(b)(i)

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.1    Eligibility. Any employee of the Bank, hired before October 1st of the calendar year, will become a "Participant" in the Plan for that calendar year, provided the employee is not classified as a "temporary," an "intern," "contract" or "temporary agency" employee, and does not participate in the Federal Home Loan Bank of Indianapolis Internal Audit Incentive Plan. Level I Participants, as defined in subsection 3.1(c), must have an executed agreement on file with the Bank containing non-solicitation and non-disclosure provisions in a form similar to the form provided in Appendix III to the Plan ("Non-Solicitation Agreement").

Section 2.2    Participation. A designated employee or otherwise eligible employee will become a Participant as of the later of the Effective Date, the employee's date of hire, or the date on or after the Effective Date the employee satisfies the automatic eligibility provisions described in Section 2.1. Any Participant may be removed as an active Participant by the Board effective as of any date.

ARTICLE III

AWARDS AND EXTRAORDINARY OCCURRENCE ADDITIONS/REDUCTIONS

Section 3.1    Awards. At the beginning of each Performance Period (and at such other times as it may designate as to Discretionary Awards), the Board will make an "Award" to eligible Participants. As described in this Article, Awards may be Annual Awards (as defined in subsection 3.3(a)), Deferred Awards (as defined in subsection 3.3(b)), or Discretionary Awards (as defined in subsection 3.1(d)). Each Award (other than Discretionary Awards) will be equal to a percentage of the Participant's annual Compensation, as described in the applicable Appendices for Level I Participants and Level II Participants, multiplied by the achievement level of the applicable Performance Goals (as defined in Section 3.2). "Compensation" means the Participant's annual earned base salary or wages for hours worked, including overtime, and hours paid under the Bank's paid-time-off policies, as applicable, but in any case excluding any bonus, incentive compensation, deferred compensation payments, lump sum payouts for accrued but unused vacation time, or long-term disability insurance payments paid for the current or a prior year. In the event a Participant receives a raise during a calendar year, the Participant's Compensation for the year will reflect the actual wages paid to the Participant for the year.

(a)
Performance Periods. A "Performance Period" is the one-calendar year period over which an Annual Award can be earned and vested pursuant to subsections 3.3(a) and 3.4(a). A "Deferral Performance Period" is the three-calendar year period over which a Deferred Award can be earned and vested pursuant to subsection 3.3(b). A Deferral Performance Period begins on the January 1st immediately following the Performance Period to which such Deferred Award applies.

(b)
Award Notification. Participants will be notified of an Annual Award, a Deferred Award or Discretionary Award by the Bank by posting the Performance Goals and other necessary terms and conditions applicable to the Annual Award, Deferred Award or Discretionary Award on SharePoint on the Bank's intranet.

(c)
Award Levels. Participants will receive varying Awards for each Performance Period based on their position with the Bank, as set out in the applicable Appendix. A "Level I Participant" is the Bank's President and Chief Executive Officer, Executive Vice President or Senior Vice President of the Bank or any other individual designated as a Level I Participant by the Board. A "Level II Participant" is any participating employee who is not a Level I Participant. If a Participant receives a new position within the Bank which position changes the Participant's Award eligibility, level, or opportunity, each of the Awards for which Participant is or was eligible during the calendar year will be prorated to reflect the portion of the calendar year during which the Participant was eligible for each such Award, level, or opportunity.

(d)
Discretionary Award. The President may recommend to the Board that additional discretionary Awards (each, a "Discretionary Award") be made to one or more Level II Participants to address external market considerations, recruiting needs, special projects and extraordinary individual or team efforts. The aggregate pool of funds available for all

Discretionary Awards to Level II Participants in a calendar year will be determined by the Board and will not exceed 20 percent of the sum of all Final Awards of any kind paid to Level I Participants during such year.

The following hypothetical example illustrates how the aggregate pool of funds for Discretionary Awards in a year is determined and awarded:

In year 5, all of the Level I Participants receive: (i) total Annual Awards attributable to year 4 of $700,000, and (ii) total Deferred Awards attributable to year 1 of $600,000. In year 5, the sum of all Final Awards paid to Level I Participants is $1,300,000. Therefore, at any time during year 5, the President may recommend payment of Discretionary Awards to Level II Participants, the sum of which cannot exceed $260,000. The Board may authorize the payment of up to $260,000 for Discretionary Awards. The President may allocate the Discretionary Awards to one or more Level II Participants in her or his discretion, up to the maximum amount authorized by the Board (and in any event less than or equal to $260,000 in total). Payment must be made during year 5.

(e)
Final Award and Extraordinary Occurrences. The "Final Award" is the amount of an earned and vested Annual Award, Deferred Award, or Discretionary Award, as adjusted based upon the level at which the Performance Goals have been achieved, that is ultimately paid to a Participant under the Plan. The amount of a Final Award may be increased or decreased at the Board's discretion to account for performance that is not captured in the Performance Goals. The Board, in its discretion, may also consider Extraordinary Occurrences when assessing performance results and determining Final Awards. "Extraordinary Occurrences" mean those events that, in the opinion and discretion of the Board, are outside the significant influence of the Participant or the Bank and are likely to have a significant unanticipated effect, whether positive or negative, on the Bank's operating and/or financial results. Examples of Extraordinary Occurrences include, but are not limited to, change in law, regulation, or regulatory policy, or systemic macroeconomic events outside of management's control.

Section 3.2    Performance Goals. "Performance Goals" are the performance factors established by the Board for each Performance Period and Deferral Performance Period, as set forth in the applicable Appendices to the Plan, which are taken into consideration in determining the value of an Annual Award or Deferred Award. The Board may, for any reason or for an Extraordinary Occurrence, adjust the Performance Goals for a Performance Period or Deferral Performance Period to ensure the purposes of the Plan are served. Any such adjustment to Performance Goals shall be submitted to the FHFA for review prior to implementation.

(a)
Establishment of Performance Goals. Performance Goals for Performance Periods, Deferral Performance Periods commencing on and after January 1, 2012, will be communicated to Participants via SharePoint on the Bank's intranet after they have been established by the Board.

(b)	Achievement Level. Three achievement levels will be defined for each Performance Goal in determining how much of an Award is earned.

i.	Threshold. The "Threshold" achievement level is the minimum achievement level accepted for a Performance Goal.

ii.	Target. The "Target" achievement level is the planned achievement level for a Performance Goal.

iii.	Maximum. The "Maximum" achievement level is achievement that substantially exceeds the Target achievement level.

The Bank will measure the achievement level for each Performance Goal on a uniform basis, and may assign different values for achievement levels depending on the Participant’s position. The relative weights assigned to achievement levels and to Performance Goals will be set forth in the applicable Appendix.

(c)	Interpolation. Achievement levels that discreetly fall in between Threshold-, Target-, and Maximum, will be interpolated, unless otherwise described in a Performance Goal.

(d)	Considerations in Establishing Performance Goals. In determining appropriate Performance Goals and the relative weight accorded each Performance Goal, the Committee must:

i.	Balance risk and financial results in a manner that does not encourage Participants to expose the Bank to imprudent risks;

ii.
Make such determination in a manner designed to ensure that Participants' overall compensation is balanced and not excessive in amount and that the Annual Awards and Deferred Awards are consistent with the Bank's policies and procedures regarding such compensation arrangements; and

iii.
Monitor the success of the Performance Goals and weighting established in prior years, alone and in combination with other incentive compensation awarded to the same Participants, and make appropriate adjustments in future calendar years as needed so that payments appropriately incentivize Participants and appropriately reflect risk.

Section 3.3    Earning and Vesting of Awards for Level I Participants.

(a)
Earning and Vesting of Annual Awards. Fifty percent of an Award to a Level I Participant will become earned and vested on the last day of the Performance Period, provided the following requirements are met (an "Annual Award"):

i.	At least one of the applicable Performance Goals for the Performance Period are satisfied at or above the Threshold level;

ii.
The Participant received (or, in the case of a Termination of Service described in Section 3.6(b) or Section 3.6(c) or a Reorganization described in Section 3.7, the President-CEO determines that the Participant would have received) an overall weighted performance rating for the Performance Period of 2.5 or greater on a scale of 1-5 (with 5 being the highest rating), or equivalent measure; and

iii.	The Participant is actively employed on the last day of the Performance Period, unless otherwise provided in Section 3.6 or Section 3.7.

(b)
Earning and Vesting of Deferred Awards. The remaining 50 percent of an Award to a Level I Participant will become earned and vested on the last day of the Deferral Performance Period, provided the following requirements are met (a "Deferred Award"):

i.	At least one of the applicable Performance Goals for the Deferral Performance Period are satisfied at or above the Threshold level;

ii.
The Participant received (or, in the case of a Termination of Service described in Section 3.6(b) or Section 3.6(c) or a Reorganization described in Section 3.7, the President-CEO determines that the Participant would have received) an average overall weighted performance rating for each year of the Deferral Performance Period of 2.5 or greater on a scale of 1-5 (with 5 being the highest rating), or equivalent measure; and

iii.	The Participant is actively employed on the last day of the Deferral Performance Period, unless otherwise provided in Section 3.6 or Section 3.7.

(c)	Calculation of Awards. The value of Awards to Level I Participants will be calculated in accordance with the applicable Appendix to the Plan.

Section 3.4    Earning and Vesting of Awards for Level II Participants.

(a)
Earning and Vesting of Awards. An Award to a Level II Participant will become earned and vested on the last day of the Performance Period provided the following requirements are met (also an "Annual Award"):

i.	At least one of the applicable Performance Goals for the Performance Period are satisfied at or above the Threshold level;

ii.
The Participant received (or, in the case of a Termination of Service described in Section 3.6(b) or Section 3.6(c), the President-CEO determines that the Participant would have received) an overall weighted performance rating for the Performance Period of 2.5 or greater on a scale of 1-5 (with 5 being the highest rating), or equivalent measure; and

iii.	The Participant is actively employed on the last day of the Performance Period, unless otherwise provided in Section 3.6.

(b)	Calculation of Awards. The value of Awards to Level II Participants will be calculated in accordance with the applicable Appendix to the Plan.

Section 3.5    Reserved.

Section 3.6    Effect of Termination of Service.

(a)
In General. If a Level I Participant incurs a Termination of Service for any reason other than a reason set forth in subsection 3.6(b), 3.6(c), or Section 3.7, the Level I Participant's Award will be forfeited, effective as of the date of such Termination of Service.

If a Level II Participant incurs a Termination of Service for any reason other than a reason set forth in subsection 3.6(b) or 3.6(c), the Level II Participant's Award will be forfeited effective as of the date of such Termination of Service.

(b)	Termination Due to Death, Disability, or by the Bank without Cause due to a Reduction in Force.

i.
Notwithstanding the provisions of Section 3.3 and subsection 3.6(a), if a Level I Participant incurs a Termination of Service due to death or Disability or by the Bank without Cause due to a Reduction in Force, then the Participant's Deferred Awards (including, without limitation, the Deferred Award attributable to the calendar year in which the Termination of Service occurs) will be treated as earned and vested based on the assumption the Bank would have achieved the applicable Performance Goals at the Target achievement level for the Deferral Performance Period(s).

ii.
Notwithstanding the provisions of Section 3.3 and subsection 3.6(a), if a Level I Participant incurs a Termination of Service due to death or Disability or by the Bank without Cause due to a Reduction in Force, any Annual Award which has not been earned and vested will be treated as earned and vested based on the assumption the Bank would have achieved the Performance Goals at the Target achievement level for the Performance Period.

iii.
Notwithstanding the provisions of Section 3.4 and subsection 3.6(a), if a Level II Participant incurs a Termination of Service during a Performance Period due to death, Disability, or by the Bank without Cause due to a Reduction in Force, an Annual Award will be treated as earned and vested based on the assumption the Bank would have achieved the Performance Goals at the Target achievement level for the Performance Period.

(c)	Termination Due to Other Events.

i.
Termination of Service for Good Reason. Notwithstanding the provisions of Section 3.3 and subsection 3.6(a), if a Level I Participant incurs a Termination of Service due to Good Reason, an Annual Award or Deferred Award (including, without limitation, the Deferred Award attributable to the calendar year in which the Termination of Service occurs), as the case may be, will be treated as earned and vested to the extent the Performance Goals for the Performance Period and/or Deferral Performance Period(s) are satisfied.

ii.	Termination of Service due to Retirement.

(A)
Notwithstanding the provisions of Section 3.3 and subsection 3.6(a), if a Level I Participant incurs a Termination of Service due to Retirement, any Annual Award which has not been earned and vested will be treated as earned and vested to the extent the Performance Goals for the Performance Period are satisfied.

(B)
Notwithstanding the provisions of Section 3.3 and subsection 3.6(a), if a Level I Participant incurs a Termination of Service due to Retirement, any Deferred Award (including, without limitation, the Deferred Award attributable to the calendar year in which the Termination of Service occurs) will be treated as earned and vested to the extent the Performance Goals for each applicable Deferral Performance Period are satisfied.

iii.
Notwithstanding the provisions of Section 3.4 and subsection 3.6(a), if a Level II Participant incurs a Termination of Service during a Performance Period due to Retirement, an Annual Award will be treated as earned and vested to the extent the Performance Goals for the Performance Period are satisfied.

(d)	Definitions.

i.
"Cause" means (A) continued failure of a Participant to perform his or her duties with the Bank (other than any such failure resulting from Disability), after a written demand for performance is delivered to the Participant, which specifically identifies the manner in which the Participant has not performed his or her duties, (B) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or omission to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses), or (C) removal of the Participant for cause by the Federal Housing Finance Agency ("FHFA") or at the direction of the FHFA pursuant to 12 U.S.C. 1422b(a)(2), or by any successor agency to the FHFA pursuant to a similar statute.

ii.
"Disability" means, as a result of the Participant's incapacity due to physical or mental illness, the Participant has been absent from his or her duties with the Bank for an aggregate of 12 out of 15 consecutive months and, within 30 days after a written notice of termination is thereafter given by the Bank to the Participant, the Participant does not return to the full-time performance of the Participant's duties.

iii.	"Good Reason" means a Termination of Service by a Level I Participant under any of the following circumstances:

(A)
a material change in the Participant's status, position, job title or principal duties and responsibilities as a key employee of the Bank which does not represent a promotion from the Participant's status and position immediately prior to the change ("Position");

(B)	the assignment to the Participant of any duties or responsibilities (or removal of any duties or responsibilities), which assignment or removal is materially inconsistent with such Position;

(C)
any removal of the Participant from such Position (including, without limitation, all demotions and harassing assignments), except in connection with the termination of the Participant's employment for Cause or Disability, or as a result of the Participant's death;

(D)	any material breach by the Bank of any provisions of this Plan or any other agreement with the Participant; or

(E)	any failure by the Bank or its successors and assigns to obtain the assumption of this Plan by any successor or assign of the Bank.

iv.
"Reduction in Force" means an involuntary Termination of Service of a Participant by the Bank in connection with a financial decision by the Board to reduce the number of Bank employees, not due to the Participant's performance, and not due to a Reorganization.

v.
"Retirement" means the Participant's planned and voluntary termination of employment after the Participant has delivered timely advance written notice of intent to retire to the Bank and has either: (A) attained age 60 with five "Years of Service," or (B) attained the "Rule of 85," which means the Participant has attained a combined age and Years of Service that mathematically is equal to or exceeds the number 85. A "Year of Service" will be calculated in the same manner as under the Pentegra Defined Benefit Pension Plan for Financial Institutions. Advance written notice will be deemed timely given if it is given at least four weeks in advance, as to Vice Presidents, First Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, and the Chief Executive Officer, and at least two weeks in advance, as to all other employees.

vi.
"Termination of Service" means the occurrence of any act or event or any failure to act, that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an employee of the Bank, including, but not limited to, death, Disability, Retirement, termination of the Participant's employment by the Bank (whether for Cause or otherwise), termination by the Participant of his or her employment with the Bank for Good Reason and voluntary resignation or termination by the Participant of his or her employment.

Section 3.7    Effect of Reorganization. The following provision applies to Level I Participants only.

(a)
Notwithstanding the provisions of Sections 3.3 and 3.6, if a Reorganization of the Bank occurs, then any portion of an Annual Award or Deferred Award (including, without limitation, the Deferred Award attributable to the calendar year in which the Termination of Service occurs) which has not otherwise become earned and vested as of the date of the Reorganization will be treated as 100 percent earned and vested effective as of the date of the Reorganization. The amount of the Awards will be equal to the greater of: (i) the amount determined based on the assumption that the Bank would have achieved the Performance Goals at the Target achievement level for the Performance Period and Deferral Performance Period; or (ii) the amount determined based on the assumption that the Bank would have achieved the Performance Goals at the achievement level for the Performance Period and the Deferral Performance Period that the Bank had actually achieved as of the date of the Reorganization.

(b)	"Reorganization" of the Bank will mean the occurrence at any time of any of the following events:

i.	The Bank is merged or consolidated with or reorganized into or with another bank or other entity, or another bank or other entity is merged or consolidated into the Bank;

ii.	The Bank sells or transfers all, or substantially all of its business and/or assets to another bank or other entity;

iii.
More than 50 percent of the total market value or total voting power of all ownership interests in the Bank is acquired, within any 12-month period, by one person or entity or by more than one person or entity acting as a group; or

iv.	The liquidation or dissolution of the Bank.

The term "Reorganization" shall not include any Reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421, et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the FHFA (or successor agency) has determined should not be a basis for accelerating vesting under this Plan, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency's supervision of the Bank or because any of the conditions identified in 12 U.S.C. § 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Bank to take under 12 U.S.C. § 1431(d)).

Section 3.8    Payment of Awards.

(a)	Payments Related to Termination of Service. The following provisions apply to Final Awards payable as a result of a Termination of Service.

i.
In the event of a Termination of Service due to (a) a termination by the Bank without Cause due to a Reduction in Force, (b) death, or (c) Disability, 100 percent of a Final Award will be paid in a single sum within 75 days of the date of Termination of Service. Notwithstanding the foregoing, in the event of a Reduction in Force, a Participant must execute the severance agreement offered by the Bank in order to be eligible to receive payment.

ii.
In the event of a Termination of Service due to Retirement or a termination by a Level I Participant for Good Reason, payment of a Final Award will be made in a single sum within 75 days following the end of the Performance Period or Deferral Performance Period, as applicable.

(b)
Payments Not Related to a Termination of Service. Final Awards which become vested for reasons other than a Termination of Service will be paid in a single sum within 75 days following the end of the Performance Period or Deferral Performance Period, as applicable. Notwithstanding the foregoing, Discretionary Awards granted pursuant to Section 3.1(d) may be awarded and paid at any time during the year that funds are available for such Discretionary Awards.

(c)
Notwithstanding the foregoing provisions of this Section, Final Awards will be paid upon approval by the Board and after review of the calculations by the Bank's Internal Audit department. However, in the event of a Reorganization, payment of a Final Award will be made in a single sum on the date on which the Reorganization occurs.

Section 3.9    Reduction or Forfeiture of Awards.

(a)
If during the Deferral Performance Period actual losses or other measures or aspects of performance related to the Performance Period or Deferral Performance Period are realized which would have caused a reduction in amount of the Final Award calculated for the Performance Period or Deferral Performance Period, then the remaining amount of the Final Award to be paid at the end of the Deferral Performance Period will be reduced to reflect this additional information.

(b)
Notwithstanding any other provision of the Plan, if a Participant violates a Non-Solicitation Agreement, all of his unpaid vested and unvested Awards will be forfeited effective as of the date the Board determines such violation has occurred and gives written notice to the Participant of such determination. Any future payments for a vested Award will cease and the Bank will have no further obligation to make such payments.

(c)
Notwithstanding any other provision of the Plan, if during the most recent examination of the Bank by the FHFA, the FHFA identified an unsafe or unsound practice or condition that is material to the financial operation of the Bank within the Participant's area(s) of responsibility and such unsafe or unsound practice or condition is not subsequently remediated to the satisfaction of the Board as determined by the Board after reviewing the findings or input from the FHFA, then all (or a portion) of a Participant's vested and unvested Awards will be forfeited as determined by the Board and directed to the participant in writing. Any future payments for a vested Award will, if directed by the Board, cease and the Bank will have no further obligation to make such payments.

(d)
By resolution, the Board may reduce or eliminate an Award that is otherwise earned under this Plan but not yet paid, if the Board finds that a serious, material safety-soundness problem, or a serious, material risk-management deficiency exists at the Bank, or if: (i) operational errors or omissions result in material revisions to: (A) the financial results, (B) information submitted to the FHFA, or (C) data used to determine incentive payouts; (ii) submission of material information to the SEC, Office of Finance, and/or FHFA is significantly past due, or (iii) the Bank fails to make sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring and other supervisory findings.

ARTICLE IV

ADMINISTRATION

Section 4.1    Appointment of the Committee. The Committee, or a duly authorized officer or officers of the Bank empowered by the Committee to act on its behalf under sub-section 4.2(d), will be responsible for administering the Plan, and the Committee will be charged with the full power and the responsibility for administering the Plan in all its details; provided that the power to determine eligibility pursuant to Article II is reserved to the Board.

Section 4.2    Powers and Responsibilities of the Committee. The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan document; to decide all questions relating to an individual's eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits under the Plan; to resolve any claim for benefits in accordance with Article V, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee's responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee will be final, conclusive and binding.

(a)	Records and Reports. The Committee will be responsible for maintaining sufficient records to determine each Participant's eligibility to participate in the Plan.

(b)
Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant, the Bank or the legal counsel of the Bank.

(c)
Application for Benefits. The Committee may require a Participant to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant's current mailing address.

(d)
Delegation. The Committee hereby delegates, authorizes, and directs the President-CEO to perform administrative responsibilities on its behalf under the Plan. The Committee may also authorize one or more additional officers or employees of the Bank to perform administrative responsibilities on its behalf under the Plan. All duly authorized officers and employees of the Bank will have all powers necessary to carry out the administrative duties delegated to such persons by the Committee.

Section 4.3    Income and Employment Tax Withholding. The Bank will withhold from payments to Participants of their Awards, to the extent required by law, all applicable federal, state, city and local taxes.

Section 4.4    Plan Expenses. The expenses incurred for the administration and maintenance of the Plan will be paid by the Bank.

ARTICLE V

BENEFIT CLAIMS

If the Committee requires a Participant to file a claim to receive his or her benefit under the Plan, or if he or she wishes to apply for a benefit, the claim must be made in writing and filed with the Committee. If a claim is denied, the Committee will furnish the claimant with written notice of its decision. A claimant may request a full and fair review of the denial of a claim for benefits by filing a written request with the Committee.
ARTICLE VI

AMENDMENT AND TERMINATION OF THE PLAN

Section 6.1    Amendment of the Plan. The Bank, acting through the Board, may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Bank may not amend the Plan to reduce a Participant's Award as determined on the day preceding the effective date of the amendment or to otherwise retroactively impair or adversely affect the rights of a Participant. Any substantive amendment to the Plan shall be submitted to the FHFA for review prior to implementation.

Section 6.2    Termination of the Plan. The Bank, acting through the Board, may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that were earned and vested prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the termination.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Governing Law. Except to the extent superseded by laws of the United States, the laws of Indiana will be controlling in all matters relating to the Plan without regard to the choice of law principles therein. The Plan and all Awards are intended to comply, and will be construed by the Bank in a manner in which they are exempt from or comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent there is any conflict between a provision of the Plan or an Award and a provision of Code Section 409A, the applicable provision of Code Section 409A will control.

Section 7.2    Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa. All calculations of events that last a portion of a calendar year or are to be determined pro rata as to a calendar year will be determined by the actual number of days the condition or event existed and assuming a 365-day year.

Section 7.3    Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or attachment by creditors of a Participant, either voluntarily or involuntarily. Notwithstanding the foregoing, a Participant may, by completing and signing a written beneficiary designation form which is delivered to and accepted by the Bank, designate a beneficiary to receive any payment and/or exercise any rights with respect to outstanding Awards upon the Participant’s death. If at the time of the Participant’s death there is not on file a fully effective beneficiary designation form, or if the designated beneficiary did not survive the Participant, the person or persons surviving at the time of the Participant’s death in the first of the following classes of beneficiaries in which there is a survivor, shall have the right to receive any payment and/or exercise any rights with respect to outstanding Awards:

(a)Participant’s surviving spouse.

(b)Participant’s surviving domestic partner.

(c)Equally to the Participant’s children, except that if any of the Participant’s children predecease the Participant but leave descendants surviving, such descendants shall take by right of representation the share their parent would have taken if living.

(d)Participant’s estate.

If a person in the class surviving dies before receiving any payment and/or exercising any rights with respect to outstanding Awards (or the person’s share of any payment and/or rights in case of more than one person in the class), that person’s right to receive any payment and/or exercise any rights with respect to outstanding Awards will lapse and the determination of who will be entitled to receive any payment and/or exercise any rights with respect to outstanding Awards will be determined as if that person predeceased the Participant.

For purposes of this Section 7.3, the following terms have the meanings assigned to them below:

(e)The term “spouse” means: (i) a person of the opposite gender from the Participant who is legally married to the Participant at the relevant time under the laws of the state in which they reside and who meets applicable requirements for being treated as a spouse for purposes of federal law; or (ii) a person of the same gender as the Participant who at the relevant time either (1) is recognized as being legally married to the Participant under federal law or the laws of the state or country in which the relationship was created, or (2) is a person who has joined with the Participant in a civil union that is recognized as creating some or all of the rights of marriage under the laws of the state or country in which the relationship was created.

(f)The term “domestic partner” means a person who is not the spouse of the Participant as defined in subsection (a) above, but who at the relevant time is the Participant’s significant other (together referred to as “partners”) with whom the Participant lives and shares financial responsibility. A domestic partner may be the same gender or opposite gender. A person will not be considered a domestic partner unless the Participant and/or domestic partner provides sufficient evidence to the Bank that all of the following requirements are satisfied:

i.	Both partners are at least 18 years of age.

ii.
Neither partner is married to another person under either statutory or common law, neither has another spouse, and neither is a member of another domestic partnership or has been a member of another domestic partnership within the prior 6 months.

iii.	The partners have shared the same residence for at least 6 months, and continue to do so.

iv.	The partners are not blood relatives.

v.	Each of the partners is the other's sole life partner, and intend to remain so indefinitely.

vi.	The partners are jointly responsible for each other's financial welfare and are able to prove at least three of the following situations to demonstrate such financial interdependence:

(A)	Common ownership of real property or a common leasehold interest in property;

(B)	Joint checking account;

(C)	Joint credit cards;

(D)	Designation of one another as primary beneficiary for life insurance or retirement benefits, or primary beneficiary designation under partner's will;

(E)	Joint ownership of a motor vehicle; or

(F)	Designation of partner under power of attorney.

Section 7.4    Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.

Section 7.5    No Enlargement of Employment Rights. Nothing contained in the Plan may be construed as a contract of employment between the Bank and any person, nor may the Plan be deemed to give any person the right to be retained in the employ of the Bank or limit the right of the Bank to employ or discharge any person with or without cause.

Section 7.6    Limitations on Liability. The individual members of the Board will, in accordance with the Bank's by-laws, be indemnified and held harmless by the Bank with respect to any alleged breach of responsibilities performed or to be performed hereunder. In addition, notwithstanding any other provision of the Plan, neither the Bank nor any individual acting as an employee or agent of the Bank will be liable to a Participant for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.

Section 7.7    Incapacity of Participant. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Committee may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan.

Section 7.8    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.9    Action by Bank. Any action required of or permitted by the Bank under the Plan will be by resolution of the Board or by a person or persons authorized by resolution of the Board.

Section 7.10    Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.

Section 7.11    Information to be Furnished by a Participant. A Participant, or any other person entitled to benefits under the Plan, must furnish the Committee with any and all documents, evidence, data or other information the Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Committee.

Section 7.12    Attorneys' Fees. If any action is commenced to enforce the provisions of the Plan, payment of attorneys' fees will be governed by the terms set forth in the mandatory "Agreement to Arbitrate" entered into between the Bank and the Participant.

Section 7.13    Binding on Successors. The Plan will be binding upon and inure to the benefit of the Bank and its successors and assigns, and the successors, assigns, designees and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan will preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of a Participant's rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization or transfer of assets and assumption of Plan obligations of the Bank, the term "Bank" will refer to such other organization and the Plan will continue in full force and effect.

2019 PERFORMANCE GOALS AS APPROVED BY THE BOARD OF DIRECTORS:

Pursuant to Section 3.2 of the Federal Home Loan Bank of Indianapolis ("Bank") Incentive Plan, effective as of January 1, 2012, and as amended (the "Plan"), the following Appendices were adopted by the Board of Directors (the "Board") of the Bank on November 16, 2018, after consideration and review by the Human Resources Committee of the Board. These Appendices to the Plan are effective as of January 1, 2019. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

APPENDIX I

2019 PERFORMANCE PERIOD AWARDS FOR LEVEL II PARTICIPANTS
Federal Home Loan Bank of Indianapolis

A.    Incentive Opportunities for Level II Participants
Annual Awards payable to Level II Participants are calculated by multiplying (a) the Compensation (as defined in Section 3.1 of the Federal Home Loan Bank of Indianapolis Incentive Plan) available to the Participant, by (b) the percentages as set forth below, and by (c) the sum of the applicable weighted values of the achievement level for all Performance Goals.

TOTAL INCENTIVE AS % OF COMPENSATION
Position	Maximum Percentage of Compensation
1st VP	30%
Member Outreach(1)	40%
VP	25%
AVP	15%
Other Employees	10%
(1) The "Member Outreach" group includes the Marketing Director, Member Research & Strategies Director, Senior Account Directors, Senior Account Managers, Account Managers, Business Development Analysts, Member Research & Strategies Analysts, MPP Business Development Managers, and all persons performing similar functions to any of the foregoing, but excludes individuals who provide administrative support for the foregoing.
B.     2019 Performance Goals
Performance Goal achievement will be determined for all Level II Participants based on the following values for the different achievement levels:

PERCENTAGE VALUE FOR ACHIEVEMENT OF PERFORMANCE GOALS
Threshold	Target	Maximum
50%	75%	100%

The Bank's Performance Goals are as follows:

MISSION GOALS	WEIGHTED VALUE			THRESHOLD	TARGET	MAXIMUM
	Bank (1)	ERM	Sales (2)
1. PROFITABILITY (3)	20%	15%	20%	462 (bp)	534 (bp)	634 (bp)

2. MEMBER ACTIVITY
A. Member Advances Growth (4)	20%	10%	20%	0%	2.6%	4.0%

B. Member Education and Outreach (5)	15%	15%	20%	15 events	20 events	25 events
C. PFI Concentration (6)	5%	5%	15%	Top 5 MPP sellers will account for 65% or less of total purchases	Top 5 MPP sellers will account for 60% or less of total purchases	Top 5 sellers will account for 57.50% or less of total purchases
D. CIP Advances Originated (7)	10%	5%	15%	$50 MM	$100 MM	$200 MM

3. ERM OBJECTIVES (8)	10%	30%	-%	Achieve 1 ERM Objective	Achieve 2 ERM Objectives	Achieve 3 ERM Objectives
4. MINORITY AND WOMEN INCLUSION
A. Presence (Inclusion Goal) Establishment of a bankwide Employee Resource Group (ERG)	5%	5%	5%	Framework to create an ERG	Identification of an ERG to be established within the bank	Launch of an ERG
B. Performance (Diversity Goal) Portion of 2019 Vendor Spend with Qualifying Vendors (9)	5%	5%	5%	15% Diverse Spend	17% Diverse Spend	19% Diverse Spend
5. ENHANCEMENT OF COMPLIANCE RISK MANAGEMENT PROGRAM (10)	10%	10%	0%	After the end of the Third Quarter 2019 and on or before the end of Fourth Quarter 2019	After the end of the Second Quarter 2019 and on or before the end of Third Quarter 2019	On or before the end of Second Quarter 2019

(1)
For all Level II Participants, excluding those addressed in the ERM and Sales columns, and excluding those in the Internal Audit department. "ERM" means the Bank's Enterprise Risk Management department.

(2)
Applies to individuals included in the "Member Outreach" group above. Administrative support staff for individuals in the Member Outreach group are included in the Bank column for weighted value determination.

(3)
For purposes of this goal, profitability is defined as the Bank’s profitability rate in excess of the Bank’s cost of funds rate. Profitability is the Bank’s adjusted net income reduced by the portion of net income to be added to restricted retained earnings under the Joint Capital Enhancement Agreement dated August 5, 2011, as amended, by and among the Federal Home Loan Banks and increased by the Bank’s accruals for incentive compensation net of the AHP assessment. Adjusted net income represents GAAP Net Income adjusted: (i) for the net impact of certain current and prior period Advance prepayments and debt extinguishments, net of the AHP assessment, (ii) to exclude mark-to-market adjustments on derivatives and certain other effects from derivatives and hedging activities, net of the AHP assessment, and (iii) to exclude the effects from interest expense on mandatorily redeemable capital stock. The Bank’s profitability rate is profitability, as defined above, as a percentage of average total regulatory capital stock (B1 weighted at 100% and B2 weighted at 80% to reflect the relative weights of the Bank’s dividend). Assumes no material change in investment authority under the FHFA's regulation, policy, directive, guidance, or law.

(4)
Member advances growth is calculated as the growth in the average daily balance of advances outstanding to members at par. Average daily balances are used instead of point-in-time balances to eliminate point-in-time activity that may occur and to reward for the benefit of the income earned on advances balances while outstanding. Members that become non-members during 2019, Flagstar Bank and all captive insurance company members will be excluded from the calculation. Goal assumes no material change in membership eligibility under FHFA’s regulation, policy, directive, guidance or law.

(5)
Member education and outreach events are symposia, conferences, workshops, webinars (with a maximum of 2 webinars per agenda topic toward achievement of this goal), educational events, presentations at trade conferences, presentation to member Boards of Directors or Committees thereof, and other events educating Bank members about Advances, MPP, the Bank’s community investment products and activities, industry trends, and other products and services. To qualify, events must target more than 1 member, with the exception of presentations to individual member Boards or committees thereof. Status and reporting on this Goal and its attainment will be provided in writing by the officer responsible for the event, and will be confirmed by the CFO or by the Chief Business Operations Officer.

(6)
Top 5 MPP sellers in 2019 total purchase volume concentration will be equal to the concentration of the top 5 advance users (it is understood that the top 5 sellers for MPP may not be the same as the top 5 advance users).

(7)
"CIP" means Community Investment Program. "CIP Advances" are newly-originated Community Investment Cash Advances, including CIP and other qualifying Advances and CIP qualified letters of credit, provided in support of targeted projects as defined in 12 C.F.R. Part 1291 and the Federal Home Loan Bank Act.

(8)	The Board has established 3 ERM Objectives for 2019:
ERM Objective 1 - Systemic Risk Analysis - The Systemic Risk Analysis is comprised of two parts. In part 1, ERM is to prepare a comprehensive retrospective analysis of the 2007-2009 Financial Crisis and report the results of the analysis to the Board. In part 2, ERM is to prepare a prospective analysis of the “Systemic Risk Exposure” of the FHLBank System.
ERM Objective 2 - Managing 21st Century Political Risk Analysis - Prepare an analysis of the Bank’s political risk exposure using a framework adopted from the book entitled Political Risk: How Businesses and Organizations can Anticipate Insecurity. (Authors: Condoleezza Rice, Professor of Economy, Stanford University and Senior Fellow and the Hoover Institution. Amy Zegart, Senior Fellow at Stanford University’s Center for International Security and Cooperation and Senior Fellow at the Hoover Institution).
ERM Objective 3 - Mortgage Analysis Board Training - Provide the Board of Directors with a training session on mortgage valuation, funding, hedging, and portfolio management. Training will cover: Nominal Spread, Option Adjusted Spread, and Option Cost; Statistical Distribution of Option Adjusted Spread; Mortgage prepayment S-Curve basics; Non-path dependent options versus path-dependent options; Monte Carlo Simulation of Interest Rates; Portfolio Funding Hedging Optimization; Mortgage Value-at-Risk (400 Scenarios 1979 to Present); Long-term Risk Profile - Value at Risk; Short-term Risk - 12 Month Rolling Interest Income.

(9)	“Qualifying Vendors” are vendors that qualify as minorities, women, individuals with disabilities, and minority-, women-, and disabled-owned businesses.

(10)
Achievement of this goal requires the Bank to have developed a compliance risk management policy, program, and framework to outline management and staff responsibility which includes the utilization of the Bank’s eGRC application, Archer, to monitor compliance risk findings through the Issue Management module.  Satisfaction of this goal will be evidenced in one or more reports to the Bank’s Risk Committee, utilizing the timelines noted in the Goals table shown above to determine performance results for purposes of this plan.

C.    Hypothetical Example Calculations

Assume that the Bank achieved the following on its Performance Goals for year 1:

MISSION GOALS	WEIGHTED VALUE			Achievement	Achievement Percentage Value	Bank Result	ERM Result	Sales Result
	Bank	ERM	Sales
1. Performance Goal 1	25%	25%	20%	Target	75%	18.75%	18.75%	15.00%

2. Performance Goal 2	50%	45%	65%	Threshold	50%	25%	22.50%	32.50%

3. Performance Goal 3	10%	10%	3%	Over Maximum	100%	10%	10.00%	3.00%

4. Performance Goal 4	10%	10%	10%	Below Threshold	-%	-%	-%	-%

5. Performance Goal 5	5%	10%	2%	50% between Target and Maximum	87.5%	4.375%	8.75%	1.75%

					Total:	58.125%	60%	52.25%

A Vice President is eligible to receive an Annual Award of up to a maximum of 25% of his or her Compensation. Depending on the Vice President's business unit, the Annual Award will be equal to the following proportion of the Vice President's Compensation (rounded to 2 decimal places):

Bank Vice President	ERM Vice President	Sales Vice President (in Member Outreach group)
25%*58.13%=14.53%	25%*60%=15.00%	40%*52.25%=20.09%

Assuming the Vice President's Compensation is $80,000, his or her Annual Award will equal the following, depending on the Vice President's business unit:

Bank Vice President	ERM Vice President	Sales Vice President (in Member Outreach group)
$80,000*14.53%=$11,624	$80,000*15.00%=$12,000	$80,000*20.09%=$16,072

APPENDIX II

2019 PERFORMANCE PERIOD AWARDS FOR LEVEL I PARTICIPANTS
Federal Home Loan Bank of Indianapolis

A.    Incentive Opportunities for Level I Participants
Annual Awards payable to Level I Participants are calculated by multiplying (a) the Compensation (as defined in Section 3.1 of the Federal Home Loan Bank of Indianapolis Incentive Plan) available to the Participant, by (b) the percentages as set forth below, and by (c) the sum of the applicable weighted values of the achievement level for all Performance Goals.

Position	TOTAL INCENTIVE AS % OF COMPENSATION	INCENTIVE AS % OF COMPENSATION, EARNED & VESTED AT YEAR-END	INCENTIVE AS % OF COMPENSATION, DEFERRED FOR 3 YEARS
CEO	100%	50%	50%
EVP	80%	40%	40%
SVP	70%	35%	35%
Deferred Awards are subject to additional Performance Goals during the Deferral Performance Period, as described in Section C below.
B.    2019 Performance Goals for Level I Participants
Performance Goal achievement will be determined for Level I Participants based on the following values for the different achievement levels:

PERCENTAGE VALUE FOR ACHIEVEMENT OF PERFORMANCE GOALS
Position	Threshold	Target	Maximum
CEO	50%	80%	100%
EVP	50%	75%	100%
SVP	50%	75%	100%

The Mission Goals, Weighted Values, Thresholds, Targets, Maximums, and notes set forth in Appendix I.B. above shall also apply to Level I Participants, and are incorporated herein by this reference. For purposes of this Appendix II.B., "Bank" shall refer to Level I Participants other than those in ERM and Internal Audit, and "ERM" shall refer to Level I Participants in ERM. No Level I Participant qualifies for "Sales."

C.    2020 - 2022 Performance Goals for Level I Participants
Deferred Awards are subject to additional Performance Goals during the Deferral Award Performance Period. The achievement levels for Deferral Performance Period Performance Goals for all Level I Participants are:

DEFERRAL PERFORMANCE PERIOD
PERFORMANCE GOAL PERCENTAGE VALUES
Threshold	Target	Maximum
75%	100%	125%

The Bank's Deferral Performance Period Performance Goals are:

MISSION GOALS	WEIGHTED VALUE		THRESHOLD	TARGET	MAXIMUM
	Bank (1)	ERM
1. PROFITABILITY (2)	35%	35%	25 bp	50 bp	150 bp

2. RETAINED EARNINGS (3)	35%	35%	3.5%	3.9%	4.3%

3. PRUDENTIAL	30%	30%	Achieve 1 Prudential Standard	0	Achieve 2 Prudential Standards

A. Maintain a regulatory capital-to-assets ratio of at least 4.16% as measured on each quarter-end in 2020 through 2022.
B. Award to FHLBI members the annual AHP Competitive funding requirement in each plan year.

(1)	For Level I Participants other than those in ERM and Internal Audit.

(2)
For purposes of this goal, profitability is defined as the Bank’s profitability rate in excess of the Bank’s cost of funds rate. Profitability is the Bank’s adjusted net income reduced by the portion of net income to be added to restricted retained earnings under the Joint Capital Enhancement Agreement dated August 5, 2011, as amended, by and among the Federal Home Loan Banks and increased by the Bank’s accruals for incentive compensation. Adjusted net income represents GAAP Net Income adjusted: (i) for the net impact of certain current and prior period Advance prepayments and debt extinguishments, net of the AHP assessment, (ii) to exclude mark-to-market adjustments on derivatives and certain other effects from derivatives and hedging activities, net of the AHP assessment, and (iii) to exclude the effects from interest expense on mandatorily redeemable capital stock. The Bank's profitability rate is profitability, as defined above, as a percentage of average total regulatory capital stock (B1 weighted at 100% and B2 weighted at 80% to reflect the relative weights of the Bank’s dividend). Assumes no material change in investment authority under the FHFA's regulation, policy, directive, guidance, or law. Attainment of this goal will be computed using the simple average of annual profitability measures over the three-year period.

(3)
Total Retained Earnings divided by the sum of the carrying value of the MBS and AMA assets portfolios, measured at the end of each month. The calculation will be the simple average of 36 month-end calculations.

D.    Hypothetical Example Calculations

Assume that the Bank achieved the following on its Performance Goals for year 1 (calculated using weighting for Senior Vice Presidents):

MISSION GOALS	WEIGHTED VALUE		Achievement	Achievement Percentage Value	Bank Result	ERM Result
	Bank	ERM
1. Performance Goal 1	25%	25%	Target	75%	18.75%	18.75%

2. Performance Goal 2	50%	45%	Threshold	50%	25%	22.5%

3. Performance Goal 3	10%	10%	Over Maximum	100%	10%	10%

4. Performance Goal 4	10%	10%	Below Threshold	-%	-%	-%

5. Performance Goal 5	5%	10%	50% between Target and Maximum	87.5%	4.375%	8.75%

				Total:	58.125%	60.00%

A Senior Vice President is eligible to receive an Annual Award of up to a maximum of 70% of his or her Compensation. Depending on the Senior Vice President's business unit, the Annual Award will be equal to the following proportion of the Senior Vice President's Compensation (rounded to 2 decimal places):

Bank Senior Vice President	ERM Senior Vice President
70%*58.13%=40.69%	70%*60%=42%

Assuming the Senior Vice President's Compensation is $200,000, his or her total incentive will equal the following, depending on the Senior Vice President's business unit:

Bank Senior Vice President	ERM Senior Vice President
$200,000*40.69%=$81,380	$200,000*42%=$84,000

50% of this amount will be paid after year 1 as an Annual Award, and the other 50% will be deferred until after the Deferral Performance Period.

	Bank Senior Vice President	ERM Senior Vice President
Annual Award	$81,380*50%=$40,690	$84,000*50%=$42,000

Assume the Bank achieved the following Performance Goals during the Deferral Award Performance Period:

MISSION GOALS	WEIGHTED VALUE		Achievement	Achievement Percentage Value	Bank Result	ERM Result
	Bank	ERM
1. Goal 1	35%	35%	Target	100%	35%	35%

2. Goal 2	35%	35%	Maximum	125%	43.75%	43.75%

3. Goal 3	30%	30%	50% between Threshold and Target	87.5%	26.25%	26.25%
				Total:	105%	105%

After the Deferral Performance Period, the Senior Vice President would receive the following as a Deferred Award, depending on the Senior Vice President's business unit:

	Bank Senior Vice President	ERM Senior Vice President
Deferred Award	$40,690*105%=$42,724.50	$42,000*105%=$44,100

APPENDIX III

FORM OF NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This Agreement is entered into as of the ____ day of _____________, 201_, by and between the FEDERAL HOME LOAN BANK OF INDIANAPOLIS, a corporation organized under the laws of the United States (the "Bank") and ____________________ (the "Executive").
WHEREAS, the Bank sponsors the Federal Home Loan Bank of Indianapolis Incentive Plan (the "Plan"); and
WHEREAS, as a condition of participation in the Plan, the Bank requires that the Executive agree to the terms and conditions found within this Agreement;
NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt, legal adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Non-Disclosure; Return of Confidential Information and Other Property.

(a)
Access to Confidential Information. The Executive understands, acknowledges and agrees that during the course of his or her employment with the Bank he or she has gained or will gain information regarding, knowledge of, and familiarity with, the Confidential Information of the Bank (as defined in subsection (c)) that would cause irreparable damage and harm to the Bank if it was disclosed. The Executive understands, acknowledges and agrees that the Confidential Information has substantial economic value because it is not known or readily ascertainable by proper means by others who could obtain economic value from it. The Executive also acknowledges and agrees that the Bank uses reasonable means to maintain the secrecy and confidentiality of the Confidential Information.

(b)
Non-Disclosure. At all times while the Executive is employed by the Bank, and at all times thereafter, the Executive will not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any Person (as defined in subsection (d)) other than those directors, officers, employees, representatives and agents of the Bank who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against the Bank, or (B) for the Executive's own benefit, or for the benefit of any Person other than the Bank.

(c)	Confidential Information Defined. For purposes of this Agreement, the term "Confidential Information" means any and all:

(i)
materials, records, data, documents, lists, writings and information (in each case, whether in writing, printed, verbal, electronic, computerized or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, regulators, members, relationships and/or customers of the Bank that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that the Bank has deemed confidential, proprietary, nonpublic or not otherwise publicly available without breaching this Agreement;

(ii)	trade secrets of the Bank, as defined in Indiana Code Section 24-2-3-2, as amended, or any successor statute; and

(iii)
any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above. The Executive agrees that all Confidential Information is confidential and is and at all times will remain the property of the Bank.

(d)
Person Defined. For purposes of this Agreement, the term "Person" will mean any natural person, proprietorship, partnership, corporation, limited liability company, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.

(e)	Return of Confidential Information and Other Property. The Executive covenants and agrees:

(i)
to keep all Confidential Information subject to the Bank's custody and control and to promptly return to the Bank all Confidential Information that is still in the Executive's possession or control at the termination of the Executive's employment with the Bank; and

(ii)
promptly upon termination of the Executive's employment with the Bank, to return to the Bank, at the Bank's principal office, all vehicles, equipment, computers, credit cards and other property of the Bank and to cease using any of the foregoing.

(f)
Exceptions from Confidentiality Obligations. Section 1 shall not be deemed to prevent the Executive from making disclosures required by applicable regulation, law, agency order, or court order, to the extent the Executive provides reasonable written notice of such disclosure requirement to the Bank prior to such disclosure, to the extent such prior notice is not prohibited, to permit the Bank to contest the disclosure of such information.

2.    Non-Disparagement. The Executive agrees to not communicate disparaging remarks to third parties about the Bank, its directors, officers or employees. Likewise, the Bank agrees not to disparage the Executive or his or her skills or job performance to third parties. However, nothing in this paragraph shall prohibit the Bank or the Executive from testifying truthfully under oath.

3.    Non-Solicitation and No-Hire. The Executive hereby understands, acknowledges and agrees that, by virtue of his or her position with the Bank, the Executive has and will have advantageous familiarity and personal contacts with the employees of the Bank and has and will have advantageous familiarity with the business, operations and affairs of the Bank. In addition, the Executive understands, acknowledges and agrees that the business of the Bank is highly competitive. Accordingly, at all times while the Executive is employed by the Bank and for a twelve-month period following Termination of Service, the Executive will not, directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, Executive, manager, agent, representative, independent contractor, consultant or otherwise induce, request or attempt to influence any Bank employee who was employed by the Bank during the twelve-month period prior to Termination of Service, to terminate his or her employment with the Bank. In addition, the Executive agrees that for a period of twelve months following the Executive's Termination of Service, Executive will not hire any Bank employee who was employed by the Bank during the twelve-month period prior to the Executive's Termination of Service.

4.    Periods of Noncompliance and Reasonableness of Periods. The restrictions and covenants contained in Section 3 will not run during all periods of noncompliance and will apply during the Term of this Agreement and for the full periods specified in Section 3. The Bank and the Executive understand, acknowledge and agree that the restrictions and covenants contained in Section 3 are reasonable in view of the nature of the business in which the Bank is engaged, the Executive's position with the Bank and the Executive's advantageous knowledge and familiarity with, the Bank's employees, business, operations, affairs and customers.

The Bank's obligation to pay an award to the Executive pursuant to the Federal Home Loan Bank of Indianapolis Incentive Plan will immediately terminate in the event the Executive breaches any of the provisions of Section 1 or 3 and all outstanding awards will be forfeited. Notwithstanding the foregoing:

(a)	the Executive's covenants set forth in Sections 1 or 3 will continue in full force and effect and be binding upon the Executive;

(b)	the Bank will be entitled to the remedies specified in Section 6; and

(c)
the Bank will be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) resulting from or relating to the successful prosecution of the Executive's breach of any of the provisions of Section 1 or 3.

5.    Survival of Certain Provisions. Upon any termination of the Executive's employment with the Bank, the Executive and the Bank hereby expressly agree that the provisions of Sections 1, 3, 4 and 6 will continue to be in full force and effect and binding upon the Executive and the Bank in accordance with the applicable respective provisions of such Sections.

6.    Remedies. The Executive agrees that the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Section 1 or 3. Accordingly, in the event of a threatened, attempted or actual breach by the Executive of any provision of Section 1 or 3, in addition to all other remedies to which the Bank is entitled at law, in equity or otherwise, the Bank may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Section 1 or 3. The foregoing remedies will not be deemed to be the exclusive rights or remedies of the Bank for any breach of or noncompliance with this Agreement by the Executive but will be in addition to all other rights and remedies available to the Bank at law, in equity or otherwise.

7.    Severability. In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein. If any provision of this Agreement will be determined by a court of competent jurisdiction to be unenforceable because of the provision's scope, duration or other factor, then such provision will be considered divisible and the court making such determination will have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision will then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision will be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.

8.    Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except in writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance will be deemed to be a waiver of the same or any other provision in any other instance. The recitals set forth above are incorporated herein by this reference.

9.    Effect and Modification. No statement or promise, except as set forth herein, has been made with respect to the subject matter of this Agreement. No modification or amendment will be effective unless in writing and signed by the Executive and an officer of the Bank (other than the Executive).

10.    Non-Waiver. The Bank's or the Executive's failure or refusal to enforce all or any part of, or the Bank's or the Executive's waiver of any breach of this Agreement, will not be a waiver of the Bank's or the Executive's continuing or subsequent rights under this Agreement, nor will such failure or refusal or waiver have any effect on the subsequent enforceability of this Agreement.

11.    Non-Assignability. This Agreement contemplates that the Executive will personally provide the services described herein, and accordingly, the Executive may not assign the Executive's rights or obligations hereunder, whether by operation of law or otherwise, in whole or in part, without the prior written consent of the Bank.

12.    Notice. Any notice, request, instruction or other document to be given hereunder to any party will be in writing and delivered by hand, telegram, registered or certified United States mail return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive:        _________________________
_________________________
_________________________
_________________________
If to the Bank:         Federal Home Loan Bank of Indianapolis
c/o General Counsel
8250 Woodfield Crossing Boulevard
Indianapolis, IN 46240
13.    Governing Law. This Agreement is being delivered in and will be governed by the laws of the State of Indiana without regard to the choice of law principles thereof. Any dispute regarding this Agreement will be brought in any Indiana state or federal court having jurisdiction in the matter and located in Marion County, Indiana, and the Executive expressly consents to the jurisdiction of such courts.

14.    Prior Agreements. The Executive represents and warrants to the Bank that the Executive is not a party to or otherwise bound by any agreement that would restrict in any way the performance by the Executive of the Executive's duties, services and obligations under this Agreement, that the Executive has disclosed to the Bank all employment type agreements to which the Executive has been bound, including without limitation employment agreements, consulting agreements, non-compete agreements or covenants, confidentiality or non-disclosure agreements or covenants, and intellectual property assignment agreements, and that the Bank will not have any liability to any third party arising out of the Executive entering into this Agreement or performing hereunder.

15.    Effect of Headings. The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

16.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

17.    Miscellaneous. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, the Bank, by its officer thereunder duly authorized, and the Executive, have caused this Non-Competition, Non-Solicitation and Non-Disclosure Agreement to be executed as of the day and year first above written.
FEDERAL HOME LOAN BANK
OF INDIANAPOLIS                EXECUTIVE
By: __________________________        _____________________________________
Its: __________________________

By: __________________________
Its: __________________________